                                                                    EXHIBIT 4.11

                                 THIRD AMENDMENT


                  THIRD AMENDMENT, dated as of March 29, 2002 (this "Amendment"), to the Credit Agreement, dated as of March 29, 2000, as amended by the First Amendment dated as of April 23, 2001 and the Second Amendment dated as of June 28, 2001 (as the same may be further amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among VIASYSTEMS GROUP, INC., a Delaware corporation ("Holdings"), VIASYSTEMS, INC., a Delaware corporation (the "US Borrower"), VIASYSTEMS CANADA HOLDINGS, INC. (f/k/a VIASYSTEMS CANADA, INC.), a Quebec corporation (the "Canadian Borrower"), PRINT SERVICE HOLDING N.V., a company organized under the laws of the Netherlands ("Print Service" and together with the Canadian Borrower and any Future Foreign Subsidiary Borrower, the "Foreign Subsidiary Borrowers"), the several banks and other financial institutions from time to time parties thereto (the "Lenders"), J.P. MORGAN BANK CANADA (f/k/a THE CHASE MANHATTAN BANK OF CANADA), as Canadian administrative agent (in such capacity, the "Canadian Administrative Agent"), J.P. MORGAN EUROPE LIMITED (f/k/a CHASE MANHATTAN INTERNATIONAL LIMITED), as the multicurrency administrative agent (in such capacity, the "Multicurrency Administrative Agent"), and JPMORGAN CHASE BANK (f/k/a THE CHASE MANHATTAN
BANK), as administrative agent for the Lenders (in such capacity, the "Administrative Agent").


                                   WITNESSETH:

                  WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrowers; and

                  WHEREAS, the Borrowers have requested, and upon the effectiveness of this Amendment, the parties hereto have agreed, that certain provisions of the Credit Agreement be amended upon the terms and conditions set forth below;

                  NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto hereby agree as follows:

                  SECTION 1. Defined Terms. Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. Unless otherwise indicated, all Section and subsection references are to the Credit Agreement.

                  SECTION 2. Amendments to Subsection 1.1 (Definitions). Subsection 1.1 of the Credit Agreement is hereby amended as follows:

         (a) by deleting the definition of "Applicable Margin" in its entirety and substituting in lieu thereof the following:

                  "Applicable Margin": for each Type of Loan and for purposes of subsections 2.4, 2.6, 3.4, 3.6, 4.4 and 5.4, the rate per annum set forth under the relevant column heading below:

                                               Base Rate Loans

                Type                                                      Applicable Margin
                ----                                                      -----------------
     Tranche B Term Loans                                                             3.00%
     Tranche A Chips Term Loans                                                       2.50%
     Tranche B Chips Term Loans                                                       3.00%
     Revolving Credit Loans                                                           2.50%
       (including Swing Line Loans)

                                         Eurocurrency Loans and B/As

                Type                                                      Applicable Margin
                ----                                                      -----------------
      Tranche B Term Loans                                                            4.00%
      Tranche A Chips Term Loans                                                      3.50%
      Tranche B Chips Term Loans                                                      4.00%
      Revolving Credit Loans                                                          3.50%
           (including Swing Line Loans)

                                 Commitment Fee

                                                              Applicable Margin
                                                              -----------------
                                                                          0.50%

                  (b) by adding thereto the following definitions in their appropriate alphabetical order:

                  "Chinese Opco": each of Viasystems Asia Pacific Company Ltd., Viasystems EMS Shenzhen Company Ltd., Shanghai Viasystems EMS Co. Ltd., Viasystems CY EMS Shenzhen Company Ltd., Kalex Printed Circuit Board Limited, Guangzhou Termbray Electronics Technology Co., Ltd., Guanzhou Termbray Circuit Board Co. Ltd., Kalex Multi-Layer Circuit Board (Zhong
         Shan) Ltd. and Qingdao Viasystems Telecommunications Technologies Co. Ltd.

                  "Consolidated Net Sales": for any period, with respect to any Person, the amount which, in conformity with GAAP, would be set forth opposite the caption "Net Sales" (or like caption) on a consolidated statement of operations of such Person and its Subsidiaries for such period.

                  "Third Amendment": the Third Amendment, dated as of March 29, 2002, to this Agreement.

                  "Third Amendment Effective Date": the date on which the Third Amendment becomes effective in accordance with its terms, which date is March 29, 2002.


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


                  SECTION 3. Amendment to Subsection 11.2 (Conditions to Each
Loan). Subsection 11.2 of the Credit Agreement is hereby amended by adding thereto the following paragraph (d):

                  (d) Consolidated Net Sales. With respect to the making of any Loan or the issuance of any Letter of Credit if, after giving effect thereto, the sum of the Revolving Credit Loans, Letter of Credit Outstandings and outstanding Swing Line Loans would exceed $100,000,000, the Administrative Agent shall have received a report in reasonable detail and certified by a Responsible Officer, demonstrating that the Consolidated Net Sales of the US Borrower and its Subsidiaries for the period of eight consecutive calendar weeks ending on the Friday immediately preceding the date of such Loan or issuance, as the case may be, exceeds the amount set forth on Schedule 11.2 for such eight-week period.

                  SECTION 4. Amendment to Subsection 12.2 (Certificates; Other Information). Subsection 12.2(c) of the Credit Agreement is hereby amended by inserting, immediately after the phrase "succeeding fiscal year", the paranthetical "(set forth on a quarter-by-quarter basis for such fiscal year)".

                  SECTION 5. Amendment to Subsection 12.11 (Pledge During Event of Default). Subsection 12.11 of the Credit Agreement is hereby amended by deleting clause (i) in the second proviso thereof in its entirety and substituting in lieu thereof the following:

         "(i) except with respect to the Capital Stock of Viasystems Luxembourg S.a.r.l., only 65% of the voting Capital Stock of any direct Foreign Subsidiary of the US Borrower or its Domestic Subsidiaries need be so pledged and"

                  SECTION 6. Amendment to Subsection 13.2 (Limitation on Indebtedness). Subsection 13.2 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

                  "Notwithstanding the foregoing, during the period from March 29, 2002 to and including May 29, 2002, no Subsidiary of Holdings that is organized under the laws of or contains assets located in the People's Republic of China shall create, incur, assume or suffer to exist any Indebtedness other than
                  (i) Indebtedness of any such Subsidiary that exists as of the Third Amendment Effective Date listed on Schedule 13.2B and extensions, renewals or replacements thereof provided that no such extension, renewal or replacement shall increase the principal amount thereof, (ii) Indebtedness of such Subsidiaries permitted pursuant to Section 13.2(b) and (iii) additional Indebtedness of such Subsidiaries in an aggregate principal amount which, together with the aggregate principal amount of Indebtedness outstanding pursuant to the foregoing clause (i), does not exceed the Equivalent Amount of $27,600,000 at any one time."


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


                  SECTION 7. Amendment to Subsection 13.4 (Limitation on Guarantee Obligations). Subsection 13.4 of the Credit Agreement is hereby amended by deleting paragraph (h) thereof in its entirety and substituting in lieu thereof the following:

         "(h) [Intentionally omitted];"

                  SECTION 8. Amendment to Subsection 13.7 (Limitation on Dividends). Subsection 13.7 of the Credit Agreement is hereby amended by deleting the period at the end of paragraph (f) thereof and adding thereto the following:

         "provided, that no such Restricted Payments shall be made prior to the receipt of the financial statements of the US Borrower pursuant to subsection 12.1(b) for the fiscal quarter ended December 31, 2002."

                  SECTION 9. Amendment to Subsection 13.8 (Limitation on Capital Expenditures). Subsection 13.8 of the Credit Agreement is hereby amended by deleting the amount "$120,000,000" where it appears therein corresponding to fiscal year 2002 and substituting in lieu thereof the amount "$85,000,000".

                  SECTION 10. Amendment to Subsection 13.11 (Limitation on Transactions with Affiliates). Subsection 13.11 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:

                  "Notwithstanding anything to the contrary in this Agreement (including the foregoing clauses (a) and (b)), neither Holdings nor any of its Subsidiaries shall make any payment with respect to any management fee (i) to any Affiliate of Holdings or any of its Subsidiaries or (ii) to HMTF or any of its Affiliates."

                  SECTION 11. Amendments to Subsection 13.17 (Passive Status of International Holdings). Subsection 13.17 of the Credit Agreement is hereby amended by deleting such subsection in its entirety and substituting in lieu thereof the following:

         "13.17 Passive Status. (a) Permit International Holdings to (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of certain Subsidiaries of the US Borrower, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except obligations pursuant to the Loan Documents to which it is a party and Indebtedness to the US Borrower in which the Collateral Agent has been granted a Lien for the ratable benefit of the Secured Parties, or (iii) own, lease, manage or otherwise operate any properties or assets other than the ownership of shares of Capital Stock of certain Subsidiaries of the US Borrower.

         (b) Permit any Subsidiary of Holdings that is organized under the laws of or owns assets located in the People's Republic of China (other than any Chinese Opco), or any Subsidiary of International Holdings that directly or indirectly owns the Capital Stock of any such Subsidiary or any Chinese Opco, to (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than those incidental to its ownership of the Capital Stock of any other Person, (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except obligations pursuant to the Loan Documents to which it is a party, or

         (iii) own, lease, manage or otherwise operate any properties or assets other than the ownership of shares of Capital Stock of any other Person."

                  SECTION 12. Amendment to Schedules. The Schedules to the Credit Agreement are hereby amended by adding thereto Schedules 11.2 and 13.2B in the form of Schedules 11.2 and 13.2B, respectively, to this Amendment.

                  SECTION 13. Forbearance. The Administrative Agent and the Lenders hereby agree to forbear from the exercise of any rights and remedies any of them may have under the Credit Agreement or any other Loan Document as a result of any Event of Default under Section 12.1(a) (with respect to the requirement that the financial statements furnished thereunder be reported on by independent certified public accountants without a "going concern" or like qualification or exception) or 13.1 of the Credit Agreement until the earlier to occur of (a) May 29, 2002 and (b) the occurrence of an Event of Default under the Credit Agreement (other than pursuant to Section 12.1(a) (as described above) or 13.1 of the Credit Agreement). The forbearance of the Administrative Agent and the Lenders under this Section 13 shall not constitute an amendment, waiver or modification of the Credit Agreement or any other Loan Document.

                  SECTION 14. Retention of Financial Advisor. The Borrowers agrees to pay or reimburse the Administrative Agent for all reasonable costs and expenses of FTI/Policano & Manzo incurred by it pursuant to the terms of that certain letter agreement dated December 12, 2001, by and between Simpson, Thacher & Bartlett, counsel to the Administrative Agent, and FTI/Policano & Manzo.

                  SECTION 15. Representations and Warranties. After giving effect to this Amendment, Holdings and the US Borrower (and each Foreign Subsidiary Borrower, only as to itself, and its Subsidiaries) hereby confirm, reaffirm and restate that the representations and warranties set forth in
Section 10 of the Credit Agreement (other than Sections 10.2, 10.7 and 10.20) are true and correct in all material respects as if made on and as of the date hereof except for any representation or warranty made as of the earlier date, which representation or warranty shall have been true and correct in all material respects as of such earlier date.

                  SECTION 16. Conditions to Effectiveness. This Amendment shall become effective upon receipt by the Administrative Agent of:

                  (a) Amendment to Credit Agreement. Counterparts of this Amendment, duly executed and delivered by Holdings, the US Borrower and the Foreign Subsidiary Borrowers.

                  (b) Amendment to Guarantee and Collateral Agreement. (i) Counterparts of an amendment to the Guarantee and Collateral Agreement to the extent necessary to cause 100% of the outstanding Capital Stock of Viasystems Luxembourg S.a.r.l. to be pledged thereunder, on terms and conditions satisfactory to the Administrative Agent, duly executed and delivered by each Credit Party party to the Guarantee and Collateral Agreement and (ii) such documents and other instruments as the Administrative Agent may reasonably request in connection with the foregoing.

                  (c) Guarantee of Canadian Borrower Obligations. A guarantee of the Foreign Subsidiary Obligations of the Canadian Borrower, on terms and conditions satisfactory to the Administrative Agent, duly executed and delivered by Viasystems Canada, G.P.

                  (d) Lender Consent Letters. Lender Consent Letters (or facsimile transmissions thereof) in the form of Exhibit A, duly executed and delivered by the Required Lenders consenting to the execution of this Amendment by the Administrative Agent.

                  (e) Fees. An amendment fee, for the account of the Lenders that have delivered a Lender Consent Letter to the Administrative Agent or its counsel no later than 5:00 p.m., New York City time, on March 27, 2002, in an amount equal to 0.25% of the aggregate amount of the Commitments in effect and Term Loans outstanding of such Lenders.

                  (f) Expenses. Payment of all accrued amounts owing to the Administrative Agent pursuant to subsection 17.5 of the Credit Agreement.

                  SECTION 17. Continuing Effect of Credit Agreement. Except as expressly amended herein, the Credit Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

                  SECTION 18. Governing Law; Counterparts. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. This Amendment may be executed by the parties hereto in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The execution and delivery of this Amendment by any Lender shall be binding upon each of its successors and assigns (including Transferees of its commitments and Loans in whole or in part prior to effectiveness hereof) and binding in respect of all of its commitments and Loans, including any acquired subsequent to its execution and delivery hereof and prior to the effectiveness hereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

                                 VIASYSTEMS GROUP, INC.,
                                   as Guarantor


                                 By:     /s/ Kelly Wetzler
                                 Name:   Kelly Wetzler
                                 Title:  Assistant Secretary


                                 VIASYSTEMS, INC.,
                                   as US Borrower


                                 By:     /s/ Kelly Wetzler
                                 Name:   Kelly Wetzler
                                 Title:  Assistant Secretary


                                 VIASYSTEMS CANADA HOLDINGS, INC.,
                                   as Canadian Borrower


                                 By:     /s/ Kelly Wetzler
                                 Name:   Kelly Wetzler
                                 Title:  Assistant Secretary


                                 PRINT SERVICE HOLDING N.V.,
                                   as a Foreign Subsidiary Borrower


                                 By:     /s/ Kelly Wetzler
                                 Name:   Kelly Wetzler
                                 Title:  Assistant Secretary

                                 JPMORGAN CHASE BANK,
                                   as Administrative Agent and Collateral Agent


                                 By:     /s/ Edmond DeForest
                                 Name:   Edmond DeForest
                                 Title:  Vice President